The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated March 2, 2012.
Preliminary Pricing Supplement No. G68/A* To the Product Supplement No. G-II dated February 1, 2010, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 March 2, 2012

$ Annual Coupon CS Notes due March 24, 2017 Linked to the Performance of a Weighted Basket of 10 Reference Shares
General
•
The securities are designed for investors who seek variable annual coupon payments that are linked to the performance of an equally weighted basket of 10 reference shares, subject to the Minimum Coupon Percentage, with the Component Return of each reference share on each Valuation Date individually subject to the Fixed Component Percentage and the Component Return Floor. Investors should be willing to forgo dividend payments on the reference shares and any return on their investment beyond the coupon payments on the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing March 24, 2017.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•
The securities are expected to price on or about March 21, 2012 (the “Trade Date”) and are expected to settle on or about March 26, 2012. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Basket:
The securities are linked to an equally weighted basket consisting of 10 reference shares (each, a “Basket Component”). Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Share Price and Component Weighting:

Basket Component	Ticker Symbol	Exchange	Initial Share Price**	Component Weighting
Altria Group, Inc.	MO	NYSE		1/10
Amazon.com, Inc.	AMZN	NASDAQ GS		1/10
Archer-Daniels-Midland Company	ADM	NYSE		1/10
Avon Products, Inc.	AVP	NYSE		1/10
Bristol-Myers Squibb Company	BMY	NYSE		1/10
The Charles Schwab Corporation	SCHW	NYSE		1/10
Freeport-McMoRan Copper & Gold Inc.	FCX	NYSE		1/10
Intel Corporation	INTC	NASDAQ GS		1/10
Valero Energy Corporation	VLO	NYSE		1/10
Verizon Communications Inc.	VZ	NYSE		1/10
**
The Initial Share Price of each Basket Component will be the closing price of one share of such Basket Component on the Trade Date. In the event that the closing price for any Basket Component is not available on the Trade Date, the Initial Share Price for such Basket Component will be determined on the immediately following trading day on which a closing price is available.

Redemption Amount:
At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Coupon Payment:
On each Payment Date (including the Maturity Date), you will be entitled to receive an amount in cash that will equal the principal amount of the securities you hold multiplied by the greater of (a) the Basket Return as of the Valuation Date immediately preceding such Payment Date and (b) the Minimum Coupon Percentage.

Basket Return:	The Basket Return on each Valuation Date will be determined as follows:
Final Basket Level – Initial Basket Level Initial Basket Level

If the Basket Return is less than or equal to the Minimum Coupon Percentage on any Valuation Date, the Coupon Payment for the relevant Payment Date will reflect only the Minimum Coupon Percentage. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	On any Valuation Date, the Basket Level on such Valuation Date.
Basket Level:	On any Valuation Date, the level of the Basket calculated as follows: 100 × [1 + (the sum of the Component Returns of each Basket Component on such Valuation Date × 1/10)].
Component Return:	The Component Return for each Basket Component on each Valuation Date will be determined as follows:
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If the Final Share Price of such Basket Component on such Valuation Date is greater than or equal to its Initial Share Price, the Component Return for such Basket Component on such Valuation Date will equal the Fixed Component Percentage.

•
If the Final Share Price of such Basket Component on such Valuation Date is less than its Initial Share Price, the Component Return for such Basket Component on such Valuation Date will be calculated as follows:

Final Share Price – Initial Share Price Initial Share Price	; subject to the Component Return Floor
Minimum Coupon Percentage	0.50% per annum
Fixed Component Percentage:	For each Basket Component, expected to be between 6.30% and 8.30% (to be determined on the Trade Date).
Component Return Floor:	For each Basket Component, expected to be -30.0% (to be determined on the Trade Date).
Final Share Price:	For each Basket Component, on each Valuation Date, the closing price of such Basket Component on such Valuation Date.
Valuation Dates:†	March 21, 2013, March 21, 2014, March 23, 2015, March 21, 2016 and March 21, 2017 (the “Final Valuation Date”).
Payment Dates:†	March 26, 2013, March 26, 2014, March 26, 2015, March 24, 2016 and the Maturity Date.
Maturity Date:†	March 24, 2017
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546TNB3
* This amended and restated preliminary pricing supplement amends, restates and supersedes Preliminary Pricing Supplement No. G68 dated February 27, 2012 in its entirety. We refer to this amended and restated preliminary pricing supplement as the “pricing supplement.”
† Each scheduled Valuation Date is subject to postponement in respect of each Basket Component if such date is not an underlying business day for such Basket Component or as a result of a market disruption event in respect of such Basket Component, and each Payment Date and the Maturity Date are subject to postponement if such date is not a business day or if the preceding Valuation Date is postponed, in each case as described herein.
Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$
(1) We or one of our affiliates may pay discounts and commissions of between $30.00 and $32.50 per $1,000 principal amount of securities For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement. In addition, an affiliate of ours may pay referral fees of between $7.50 and $10.00 per $1,000 principal amount of securities.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
Credit Suisse
March   , 2012

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated February 1, 2010, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. This preliminary pricing supplement amends, restates and supersedes Preliminary Pricing Supplement No. G68 dated February 27, 2012 in its entirety. You should rely only on the information contained in this Preliminary Pricing Supplement No. G68/A and in the documents listed below in making your decision to invest in the securities. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. G-II dated February 1, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000104746910000461/a2196261z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Amounts Payable on the Securities for one Payment Date for Each $1,000 Principal Amount

The following examples illustrate hypothetical Coupon Payments for one Payment Date for $1,000 principal amount of the securities. The hypothetical amounts payable on the securities set forth below assume (i) an Initial Basket Level of 100, with the Initial Share Prices, Final Share Prices and the Component Weightings for each Basket Component as set forth in the tables below, (ii) a Fixed Component Percentage of 7.30% (the midpoint of the expected range set forth on the cover of this pricing supplement), (iii) a Component Return Floor of -30.0% and (iv) a Minimum Coupon Percentage of 0.50% per annum. The actual Initial Share Price for each Basket Component, Fixed Component Percentage, Component Return Floor and Minimum Coupon Percentage will be determined on the Trade Date. The hypothetical Coupon Payments set forth below are for illustrative purposes only. The actual Coupon Payments applicable to a purchaser of the securities will be based on the Final Basket Level on each Valuation Date. The numbers appearing in the tables and the examples below have been rounded for ease of analysis.

Example 1:

Basket Component	Initial Share Price	Final Share Price	Percentage Change in Level of the Basket Component	Component Return	Component Weighting
Altria Group, Inc.	$30.00	$36.00	20.0%	7.30%	1/10
Amazon.com, Inc.	$180.00	$216.00	20.0%	7.30%	1/10
Archer-Daniels-Midland Company	$32.00	$38.40	20.0%	7.30%	1/10
Avon Products, Inc.	$19.00	$22.80	20.0%	7.30%	1/10
Bristol-Myers Squibb Company	$33.00	$39.60	20.0%	7.30%	1/10
The Charles Schwab Corporation	$14.00	$16.80	20.0%	7.30%	1/10
Freeport-McMoRan Copper & Gold Inc.	$43.00	$51.60	20.0%	7.30%	1/10
Intel Corporation	$27.00	$32.40	20.0%	7.30%	1/10
Valero Energy Corporation	$26.00	$31.20	20.0%	7.30%	1/10
Verizon Communications Inc.	$38.00	$45.60	20.0%	7.30%	1/10

The equation below illustrates how the hypothetical Final Basket Level would be calculated on a Valuation Date.

Final Basket Level	=	100 × [1 + (the sum of the Component Returns of each Basket Component on the relevant Valuation Date × 1/10)]
Final Basket Level	=	100 × [1 + (73% × 1/10)]
Final Basket Level	=	100 × 1.073
Final Basket Level	=	107.30

The Coupon Payment on the Payment Date corresponding to such Valuation Date is calculated as follows:

Basket Return = (107.30 - 100) / 100 = 7.30%
Coupon Payment	=	$1,000 × the greater of (i) the Basket Return and (ii) the Minimum Coupon Percentage
Coupon Payment	=	$1,000 × the greater of (i) 7.30% and (ii) 0.50%
Coupon Payment	=	$1,000 × 0.073
Coupon Payment	=	$73.00

As illustrated above, even though each Basket Component has appreciated by 20.0% from its Initial Share Price to its Final Share Price on the relevant Valuation Date, the Component Return for each Basket Component is limited by the Fixed Component Percentage of 7.30%. Consequently, the Basket Return is equal to 7.30%. In this example, you would be entitled to receive the maximum Coupon Payment on the applicable Payment Date of $73.00 per $1,000 principal amount of securities.

Example 2:

Basket Component	Initial Share Price	Final Share Price	Percentage Change in Level of the Basket Component	Component Return	Component Weighting
Altria Group, Inc.	$30.00	$31.50	5.0%	7.30%	1/10
Amazon.com, Inc.	$180.00	$189.00	5.0%	7.30%	1/10
Archer-Daniels-Midland Company	$32.00	$33.60	5.0%	7.30%	1/10
Avon Products, Inc.	$19.00	$19.95	5.0%	7.30%	1/10
Bristol-Myers Squibb Company	$33.00	$34.65	5.0%	7.30%	1/10
The Charles Schwab Corporation	$14.00	$14.70	5.0%	7.30%	1/10
Freeport-McMoRan Copper & Gold Inc.	$43.00	$43.00	0.0%	7.30%	1/10
Intel Corporation	$27.00	$27.00	0.0%	7.30%	1/10
Valero Energy Corporation	$26.00	$23.40	−10.0%	−10.0%	1/10
Verizon Communications Inc.	$38.00	$34.20	−10.0%	−10.0%	1/10

The equation below illustrates how the hypothetical Final Basket Level would be calculated on a Valuation Date.

Final Basket Level	=	100 × [1 + (the sum of the Component Returns of each Basket Component on the relevant Valuation Date × 1/10)]
Final Basket Level	=	100 × [1 + (38.40% × 1/10)]
Final Basket Level	=	100 × 1.0384
Final Basket Level	=	103.84

The Coupon Payment on the Payment Date corresponding to such Valuation Date is calculated as follows:

Basket Return = (103.84 - 100) / 100 = 3.84%
Coupon Payment	=	$1,000 × the greater of (i) the Basket Return and (ii) the Minimum Coupon Percentage
Coupon Payment	=	$1,000 × the greater of (i) 3.84% and (ii) 0.50%
Coupon Payment	=	$1,000 × 0.0384
Coupon Payment	=	$38.40

As illustrated above, even though 6 of the 10 Basket Components have appreciated by 5% from their Initial Share Price to their Final Share Price and the Final Share Prices of 2 of the 10 Basket Components are equal to their Initial Share Price on the relevant Valuation Date, the Component Return for each such Basket Component is equal to the Fixed Component Percentage of 7.30%. The Component Return for each Basket Component that has depreciated is not affected by the Component Return Floor of -30.0%, since neither of such Basket Components depreciated by more than 30.0%. Consequently, the Basket Return is equal to 3.84%. In this example, you would be entitled to receive a Coupon Payment on the applicable Payment Date of $38.40 per $1,000 principal amount of securities.

Example 3:

Basket Component	Initial Share Price	Final Share Price	Percentage Change in Level of the Basket Component	Component Return	Component Weighting
Altria Group, Inc.	$30.00	$36.00	20.0%	7.30%	1/10
Amazon.com, Inc.	$180.00	$216.00	20.0%	7.30%	1/10
Archer-Daniels-Midland Company	$32.00	$38.40	20.0%	7.30%	1/10
Avon Products, Inc.	$19.00	$22.80	20.0%	7.30%	1/10
Bristol-Myers Squibb Company	$33.00	$39.60	20.0%	7.30%	1/10
The Charles Schwab Corporation	$14.00	$12.60	−10.0%	−10.0%	1/10
Freeport-McMoRan Copper & Gold Inc.	$43.00	$38.70	−10.0%	−10.0%	1/10
Intel Corporation	$27.00	$24.30	−10.0%	−10.0%	1/10
Valero Energy Corporation	$26.00	$23.40	−10.0%	−10.0%	1/10
Verizon Communications Inc.	$38.00	$34.20	−10.0%	−10.0%	1/10

The equation below illustrates how the hypothetical Final Basket Level would be calculated on a Valuation Date.

Final Basket Level	=	100 × [1 + (the sum of the Component Returns of each Basket Component on the relevant Valuation Date × 1/10)]
Final Basket Level	=	100 × [1 + (−13.50% × 1/10)]
Final Basket Level	=	100 × 0.9865
Final Basket Level	=	98.65

The Coupon Payment on the Payment Date corresponding to such Valuation Date is calculated as follows:

Basket Return = (98.65 - 100) / 100 = −1.35%
Coupon Payment	=	$1,000 × the greater of (i) the Basket Return and (ii) the Minimum Coupon Percentage
Coupon Payment	=	$1,000 × the greater of (i) −1.35% and (ii) 0.50%
Coupon Payment	=	$1,000 × 0.005
Coupon Payment	=	$5.00

As illustrated above, 5 of the Basket Components have appreciated by 20.0% and 5 have depreciated by 10.0% from their Initial Share Price to their Final Share Price on the relevant Valuation Date. The Component Return for each Basket Component that has appreciated is limited by the Fixed Component Percentage of 7.30%. The Component Return for each Basket Component that has depreciated is not affected by the Component Return Floor of -30.0% since none of such Basket Components depreciated by more than 30.0%. Consequently, the Basket Return is equal to −1.35%. In this example, because the Basket Return is negative, you would receive a Coupon Payment reflecting the Minimum Coupon Percentage on the applicable Payment Date.

Example 4:

Basket Component	Initial Share Price	Final Share Price	Percentage Change in Level of the Basket Component	Component Return	Component Weighting
Altria Group, Inc.	$30.00	$19.50	−35.0%	−30.0%	1/10
Amazon.com, Inc.	$180.00	$117.00	−35.0%	−30.0%	1/10
Archer-Daniels-Midland Company	$32.00	$20.80	−35.0%	−30.0%	1/10
Avon Products, Inc.	$19.00	$12.35	−35.0%	−30.0%	1/10
Bristol-Myers Squibb Company	$33.00	$21.45	−35.0%	−30.0%	1/10
The Charles Schwab Corporation	$14.00	$9.10	−35.0%	−30.0%	1/10
Freeport-McMoRan Copper & Gold Inc.	$43.00	$27.95	−35.0%	−30.0%	1/10
Intel Corporation	$27.00	$17.55	−35.0%	−30.0%	1/10
Valero Energy Corporation	$26.00	$16.90	−35.0%	−30.0%	1/10
Verizon Communications Inc.	$38.00	$24.70	−35.0%	−30.0%	1/10

The equation below illustrates how the hypothetical Final Basket Level would be calculated on a Valuation Date.

Final Basket Level	=	100 × [1 + (the sum of the Component Returns of each Basket Component on the relevant Valuation Date × 1/10)]
Final Basket Level	=	100 × [1 + (−300.0% × 1/10)]
Final Basket Level	=	100 × 0.70
Final Basket Level	=	70

The Coupon Payment on the Payment Date corresponding to such Valuation Date is calculated as follows:

Basket Return = (70 - 100) / 100 = −30.0%
Coupon Payment	=	$1,000 × the greater of (i) the Basket Return and (ii) the Minimum Coupon Percentage
Coupon Payment	=	Principal × the greater of (i) −30.0% and (ii) 0.50%
Coupon Payment	=	$1,000 × 0.005
Coupon Payment	=	$5.00

As illustrated above, each of the Basket Components has depreciated by 35.0% from its Initial Share Price to its Final Share Price on the relevant Valuation Date. However, each of the Component Returns are subject to the Component Return Floor of -30.0%. Consequently, the Basket Return is equal to −30.0%. In this example, because the Basket Return is negative, you would receive a Coupon Payment reflecting the Minimum Coupon Percentage on the applicable Payment Date.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Components. In addition to the risk considerations set forth below, you should also carefully consider the matters set forth in the “Risk Factors” section of the accompanying product supplement.

•
THE SECURITIES MAY NOT PAY MORE THAN THE MINIMUM COUPON PERCENTAGE — You may receive less over the term of the securities than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities. Each Coupon Payment is based on the weighted performance of the Basket Components from the Trade Date to the relevant Valuation Date, subject to the Minimum Coupon Percentage. On any Valuation Date, each Basket Component is individually subject to the Fixed Component Percentage with respect to any positive returns and the Component Return Floor with respect to any negative returns. If the Basket Return for such Valuation Date is less than the Minimum Coupon Percentage, the Coupon Payment for the corresponding Payment Date will reflect the Minimum Coupon Percentage, which is expected to be 0.50% per annum (to be determined on the Trade Date). If the Basket Return is less than or equal to the Minimum Coupon Percentage on all of the Valuation Dates, every Coupon Payment will reflect the Minimum Coupon Percentage. Assuming the securities are held to maturity, the minimum amount payable with respect to the securities, including the Redemption Amount, is expected to be $1,025.00 (to be determined on the Trade Date) for each $1,000 principal amount of the securities. The return on the securities may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Basket, the payment of any amount due on the securities, including any applicable Coupon Payment and payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•
CAPPED APPRECIATION POTENTIAL — On each Valuation Date, each Basket Component is individually subject to the Fixed Component Percentage with respect to any positive returns and the Component Return Floor with respect to any negative returns. On each Valuation Date, the Basket Return will equal the combined performance of the Basket Components from the Trade Date to the relevant Valuation Date and thus cannot exceed the Fixed Component Percentage, which is expected to be between 6.30% and 8.30% (to be determined on the Trade Date), regardless of the appreciation of the Basket Components, which may be significant. Accordingly, the maximum payment on each Payment Date is expected to be between $63.00 and $83.00 per $1,000 principal amount of securities. Assuming the securities are held to maturity, the maximum amount payable with respect to the securities, including the Redemption Amount, is expected to be between $1,315.00 and $1,415.00 for each $1,000 principal amount of securities.

•
CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER —Movements in the prices of the Basket Components may not correlate with each other. At a time when the price of one or more of the Basket Components increases, the prices of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Return for any Valuation Date, a positive Component Return for one or more of the Basket Components may be moderated, or more than offset, by a decline in the price of another Basket Component. In addition, participation in any increase in the price of a Basket Component is limited by the Fixed Component Percentage. There can be no assurance that you will receive a Coupon Payment in excess of the Minimum Coupon Percentage on any Payment Date.

•
NO OWNERSHIP RIGHTS IN THE BASKET COMPONENTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Basket Components. In addition, the issuers of the Basket Components will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the relevant Basket Components and the securities.

•
NO AFFILIATION WITH THE BASKET COMPONENT ISSUERS — We are not affiliated with the issuers of the Basket Components. We assume no responsibility for the adequacy of the information about the Basket Component issuers contained in this pricing supplement. You should make your own investigation into the Basket Components and their issuers. We are not responsible for the Basket Component issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•
ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for a Basket Component for certain events affecting such Basket Component. However, an adjustment will not be required in response to all events that could affect a Basket Component. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the accompanying product supplement.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. In addition, we and/or our affiliates may also currently or from time to time engage in business with any of the Basket Component issuers, including extending loans to, or making equity investments in, such Basket Component issuer(s) or providing advisory services to such Basket Component issuer(s). In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Basket Component issuers and these reports may or may not recommend that investors buy or hold the Basket Component(s). As a prospective purchaser of the securities, you should undertake an independent investigation of the Basket Component issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Basket on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Basket Components;

o	the time to maturity of the securities;

o	the dividend rates paid on the Basket Components;

o	interest and yield rates in the market generally;

o	the occurrence of certain events to any Basket Component that may or may not require an anti-dilution adjustment for such Basket Component;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Components or stock markets generally and which may affect the prices of the Basket Components; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Dates) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The Basket Components

All information contained herein with respect to the Basket Components and the Basket Component issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Basket Component issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We have not participated in the preparation of, or verified, such publically available information.

Historical Information of the Basket Components and the Basket

The following graphs set forth the historical performance of the Basket Components based on the closing prices (in U.S. dollars) of the Basket Components from January 1, 2007 through March 1, 2012. We obtained the closing prices of the Basket Components below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing prices may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Basket Component, the price of such Basket Component has experienced significant fluctuations. The historical performance of each Basket Component and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of any Basket Component or the levels of the Basket during the term of the securities. We cannot give you assurance that the performance of the Basket Components will result in any Coupon Payments on the securities in excess of a Coupon Payment reflecting the Minimum Coupon Percentage. We make no representation as to the amount of dividends, if any, that each Basket Component issuer will pay in the future. Any payment on the securities is subject to our ability to pay our obligations as they become due. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on each Basket Component.

Altria Group, Inc. (“Altria Group”)

According to its publicly available filings with the SEC, Altria Group is a holding company whose subsidiaries include Phillip Morris USA Inc., UST LLC, and John Middleton Co. These subsidiaries are engaged in the manufacture and sale of cigarettes, cigars, pipe tobacco, smokeless products and wine. The common stock of Altria Group, par value $0.33 1/3 share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Kraft in the accompanying product supplement. Altria Group’s SEC file number is 1-08940.

Historical Information of the Common Stock of Altria Group

The following graph sets forth the historical performance of the common stock of Altria Group based on its daily closing prices (in U.S. dollars) from January 1, 2007 through March 1, 2012. The closing price of the common stock of Altria Group on March 1, 2012 was $30.02.

Amazon.com, Inc. (“Amazon.com”)

According to its publicly available filings with the SEC, Amazon.com serves its customers through its retail websites that enable products to be sold by Amazon.com, Inc. and by third parties across various product categories. Amazon.com also manufactures and sells Kindle devices. The common stock of Amazon.com, par value $0.01 per share, is listed on The NASDAQ Global Select Market. Amazon.com’s SEC file number is 000-22513.

Historical Information of the Common Stock of Amazon.com

The following graph sets forth the historical performance of the common stock of Amazon.com based on its daily closing prices (in U.S. dollars) from January 1, 2007 through March 1, 2012. The closing price of the common stock of Amazon.com on March 1, 2012 was $180.04.
Archer-Daniels-Midland Company (“Archer-Daniels-Midland”)

According to its publicly available filings with the SEC, Archer-Daniels-Midland is a processor of oilseeds, corn, wheat cocoa and other agricultural commodities and manufacturer of vegetable oil, protein meal, corn sweeteners, flour, biodiesel, ethanol and other food and feed ingredients. The common stock of Archer-Daniels-Midland, no par value, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Archer-Daniels-Midland in the accompanying product supplement. Archer-Daniels-Midland’s SEC file number is 1-44.

Historical Information of the Common Stock of Archer-Daniels-Midland

The following graph sets forth the historical performance of the common stock of Archer-Daniels-Midland based on its daily closing prices (in U.S. dollars) from January 1, 2007 through March 1, 2012. The closing price of the common stock of Archer-Daniels-Midland on March 1, 2012 was $31.52.

Avon Products, Inc. (“Avon Products”)

According to its publicly available filings with the SEC, Avon Products is a global manufacturer and marketer of beauty and related products. The common stock of Avon Products, par value $0.25 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Avon Products in the accompanying product supplement. Avon Products’ SEC file number is 1-4881.

Historical Information of the Common Stock of Avon Products

The following graph sets forth the historical performance of the common stock of Avon Products based on its daily closing prices (in U.S. dollars) from January 1, 2007 through March 1, 2012. The closing price of the common stock of Avon Products on March 1, 2012 was $18.81.

Bristol-Myers Squibb Company (“Bristol-Myers Squibb”)

According to its publicly available filings with the SEC, Bristol-Myers Squibb is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of pharmaceutical products on a global basis. The common stock of Bristol-Myers Squibb, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Bristol-Myers Squibb in the accompanying product supplement. Bristol-Myers Squibb’s SEC file number is 1-1136.

Historical Information of the Common Stock of Bristol Myers-Squibb

The following graph sets forth the historical performance of the common stock of Bristol-Myers Squibb based on its daily closing prices (in U.S. dollars) from January 1, 2007 through March 1, 2012. The closing price of the common stock of Bristol-Myers Squibb on March 1, 2012 was $32.64.

The Charles Schwab Corporation (“Charles Schwab”)

According to its publicly available filings with the SEC, Charles Schwab provides financial services to individuals and institutional clients. The common stock of Charles Schwab, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Charles Schwab in the accompanying product supplement. Charles Schwab’s file number is 1-9700.

Historical Information of the Common Stock of Charles Schwab

The following graph sets forth the historical performance of the common stock of Charles Schwab based on its daily closing prices (in U.S. dollars) from January 1, 2007 through March 1, 2012. The closing price of the common stock of Charles Schwab on March 1, 2012 was $13.91.

Freeport-McMoRan Copper & Gold Inc. (“Freeport-McMoRan Copper & Gold”)

According to its publicly available filings with the SEC, Freeport-McMoRan Copper & Gold is a copper, gold and molybdenum mining company. The common stock of Freeport-McMoRan Copper & Gold, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Freeport-McMoRan Copper & Gold in the accompanying product supplement. Freeport-McMoRan Copper & Gold’s SEC file number is 001-11307-01.

Historical Information of the Common Stock of Freeport-McMoRan Copper & Gold

The following graph sets forth the historical performance of the common stock of Freeport-McMoRan Copper & Gold based on its daily closing prices (in U.S. dollars) from January 1, 2007 through March 1, 2012. The closing price of the common stock of Freeport-McMoRan Copper & Gold on March 1, 2012 was $42.91.

Intel Corporation (“Intel”)

According to its publicly available filings with the SEC, Intel develops advanced integrated digital technology, primarily integrated circuits, for industries such as computing and communications. The common stock of Intel, par value $0.001 per share, is listed on the NASDAQ Global Select Market, which we refer to as the Relevant Exchange for purposes of Intel in the accompanying product supplement. Intel’s SEC file number is 000-06217.

Historical Information of the Common Stock of Intel

The following graph sets forth the historical performance of the common stock of Intel based on its daily closing prices (in U.S. dollars) from January 1, 2007 through March 1, 2012. The closing price of the common stock of Intel on March 1, 2012 was $26.86.

Valero Energy Corporation (“Valero”)

According to its publicly available filings with the SEC, Valero operates as a petroleum refining and marketing company. Valero markets branded and unbranded refined products on a wholesale basis through a bulk and rack marketing network and sells refined products through retail and wholesale branded outlets. The common stock of Valero, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Valero in the accompanying product supplement. Valero’s SEC file number is 1-13175.

Historical Information of the Common Stock of Valero

The following graph sets forth the historical performance of the common stock of Valero based on its daily closing prices (in U.S. dollars) from January 1, 2007 through March 1, 2012. The closing price of the common stock of Valero on March 1, 2012 was $25.70.

Verizon Communications Inc. (“Verizon”)

According to its publicly available filings with the SEC, Verizon is an international provider of landline and wireless communication services. The common stock of Verizon, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Verizon in the accompanying product supplement. Verizon’s SEC file number is 1-8606.

Historical Information of the Common Stock of Verizon

The following graph sets forth the historical performance of the common stock of Verizon based on its daily closing prices (in US Dollars) from January 1, 2007 through March 1, 2012. The closing price of the common stock of Verizon on March 1, 2012 was $38.43.

Market Disruption Events

A “market disruption event” is, in respect of a Basket Component:

(a)
the occurrence or existence of a suspension, absence or material limitation of trading of such Basket Component on the relevant exchange for such Basket Component for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange;

(b)
a breakdown or failure in the price and trade reporting systems of the relevant exchange for such Basket Component as a result of which the reported trading prices for such Basket Component during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate;

(c)
a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to such Basket Component, if available, during the one-half hour period preceding the close of the principal trading session in the applicable exchange or market; or

(d)	a decision to permanently discontinue trading in such futures or options contracts related to such Basket Component,

in each case, as determined by the calculation agent in its sole discretion; and a determination by the calculation agent in its sole discretion that any event described above materially interfered with our ability or the ability of any of our affiliates to effect transactions in such Basket Component or any instrument related to such Basket Component or to adjust or unwind all or a material portion of any hedge position in such Basket Component with respect to the securities.

For the purpose of determining whether a market disruption event in respect of a Basket Component has occurred:

(a)
a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or the primary exchange or market for trading in futures or options contracts related to such Basket Component,

(b)
limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, and

(c)	a suspension of trading in futures or options contracts related to such Basket Component by the primary exchange or market for trading in such contracts, if available, by reason of:

• a price change exceeding limits set by such exchange or market,

• an imbalance of orders relating to such contracts, or

• a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Basket Component, as determined by the calculation agent in its sole discretion; and

(d)
a “suspension, absence or material limitation of trading” on the primary exchange or market on which futures or options contracts related to such Basket Component are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

If the calculation agent determines that on a Valuation Date a market disruption event exists in respect of any Basket Component, then such Valuation Date will be postponed to the first succeeding exchange business day on which the calculation agent determines that no market disruption event exists in respect of such Basket Component, unless the calculation agent determines that a market disruption event in respect of such Basket Component exists on each of the five exchange business days immediately following such Valuation Date. In that case, (a) the fifth succeeding exchange business day after such scheduled Valuation Date will be deemed to be the Valuation Date for such Basket Component, notwithstanding the market disruption event in respect of such Basket Component, and (b) the calculation agent will determine the closing price for such Valuation Date on that deemed Valuation Date using its good faith estimate of the settlement price that would have prevailed on the applicable exchange but for the suspension or limitation, as of the relevant valuation time on that deemed Valuation Date, of the Basket Component.

The Valuation Dates for each Basket Component not affected by a market disruption event will be the scheduled Valuation Dates. In the event that a market disruption event exists in respect of a Basket Component on a Valuation Date, the corresponding Payment Date or the Maturity Date, as applicable, will be postponed to the fifth business day following the day on which the Final Share Price for each Basket Component for such Valuation Date has been calculated.

If the existence of a market disruption event results in a postponement of the Maturity Date, no interest or other payment will be payable because of such postponement.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes. Based on the advice of our special tax counsel, we intend to treat the securities, for U.S. federal income tax purposes, as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below. The possible alternative characterizations and risks to investors of such characterizations are discussed below. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Under this treatment, the capital gain election that would otherwise be applicable to certain foreign currency contracts will not be available.

Alternative Characterizations of the Securities

It is possible that the IRS would seek to characterize your securities in a manner that results in tax timing and character of income to you that is different than that described above. For example, the IRS could assert that the securities constitute a forward contract. In such case, gain or loss would be recognized at maturity. It is also possible the IRS could seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. Alternatively, the IRS could seek to bifurcate your securities into separate components, with each security comprising a debt instrument and an option. In such case, a holder would recognize interest income on the debt instrument and capital gain or loss upon settlement of the option. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterizations and any possible alternative characterizations of your securities for U.S. federal income tax purposes, and the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

As noted above, we will treat the securities as debt obligations that are subject to the Contingent Debt Regulations. Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

•	require you to accrue original issue discount at the comparable yield (as described below); and

•	generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the Maturity Date of the securities, that equals:

•
the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of theaccrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the securities.

The “issue price” of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the amount of any noncontingent payment and the projected amounts of any payments previously made with respect to the securities.

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. Accordingly, we have determined that the comparable yield is an annual rate of 1.1950%, compounded semi-annually.

We are required to furnish to you the comparable yield and, solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments. For purposes of this determination—and only for purposes of this determination, which is required for U.S. federal income tax purposes—we have assumed that the securities will not be called and will be held until the Maturity Date. Accordingly, the projected payment schedule is attached as Exhibit A. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments that we furnish to you in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount or timing of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

•	first, reduce the amount of original issue discount required to be accrued in the current year;

•
second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

•	third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your adjusted tax basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the amount of any noncontingent payment and the projected amount of any contingent payments previously scheduled to be made to you (without regard to the actual amount paid).

Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”) and recently proposed regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” include (1) payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” generally are certain payments attributable to withholdable payments. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act described above will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Pursuant to the proposed regulations, the Act’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013, (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2014, and (iii) passthru payments made after December 31, 2016. Additionally, the provisions of the Act discussed above generally will not apply to obligations (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that are outstanding on January 1, 2013. For this purpose, the term “obligation” includes instruments treated as indebtedness for U.S. federal income tax purposes. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, and the IRS does not respect the characterization of the securities as indebtedness for U.S. federal income tax purposes, a portion of any of your payments made after December 31, 2013 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2012.

Proposed regulations address whether a payment is a dividend equivalent. The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes. An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement. Although it is not certain, an equity-linked instrument could include instruments treated as indebtedness for U.S. federal income tax purposes. The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States. The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized. Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax, unless reduced by an applicable tax treaty. Investors should consult their tax advisors regarding whether payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders (and certain U.S. entities that may be specified in future IRS guidance) with an interest in any “specified foreign financial asset” to file an annual report on new IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person. Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision. Penalties apply to any failure to file IRS Form 8938. Additionally, in the event a U.S. Holder does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive underwriting discounts and commissions of between $30.00 and $32.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse, may pay referral fees of between $7.50 and $10.00 per $1,000 principal amount of securities in connection with the distribution of the securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse